SCHEDULE 13G	Page 1 of 23

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.         )*

AuthenTec, Inc.

(Name of Issuer)

Common Stock, Par Value $0.01 Per Share

(Title of Class of Securities)

052660 10 7

(CUSIP Number)

December 31, 2007

(Date of Event which Requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G	Page 2 of 23

CUSIP No. 052660 10 7

1	NAMES OF REPORTING PERSONS DBD Investors V, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,607,335
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,607,335

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,607,335
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.69%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 3 of 23

CUSIP No. 052660 10 7

1	NAMES OF REPORTING PERSONS TCG Holdings II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,607,335
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,607,335

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,607,335
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.69%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 4 of 23

CUSIP No. 052660 10 7

1	NAMES OF REPORTING PERSONS TC Group Investment Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,607,335
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,607,335

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,607,335
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.69%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 5 of 23

CUSIP No. 052660 10 7

1	NAMES OF REPORTING PERSONS TCG Holdings, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 6 of 23

CUSIP No. 052660 10 7

1	NAMES OF REPORTING PERSONS TC Group, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 7 of 23

CUSIP No. 052660 10 7

1	NAMES OF REPORTING PERSONS TCG Ventures II, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,607,335
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,607,335

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,607,335
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.69%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 8 of 23

CUSIP No. 052660 10 7

1	NAMES OF REPORTING PERSONS TCG Ventures II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,607,335
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,607,335

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,607,335
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.69%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 9 of 23

CUSIP No. 052660 10 7

1	NAMES OF REPORTING PERSONS Carlyle Venture Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,511,608
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,511,608

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,511,608
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.33%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 10 of 23

CUSIP No. 052660 10 7

1	NAMES OF REPORTING PERSONS CVP II Coinvestment, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 95,727
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 95,727

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 95,727
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.36%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 11 of 23

ITEM 1.	(a)	Name of Issuer:

AuthenTec, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

100 Rialto Place, Suite 400 Melbourne, FL 32901

ITEM 2.	(a)	Name of Person Filing Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

DBD Investors V, L.L.C.

TCG Holdings II, L.P.

TC Group Investment Holdings, L.P.

TCG Holdings, L.L.C.

TC Group, L.L.C.

TCG Ventures II, L.L.C.

TCG Ventures II, L.P.

Carlyle Venture Partners II, L.P.

CVP II Coinvestment, L.P.

	(b)	Address of Principal Business Office:

c/o The Carlyle Group 1001 Pennsylvania Ave. NW Suite 220 South Washington, D.C. 20004-2505

	(c)	Citizenship of each Reporting Person is:

DBD Investors V, L.L.C. - Delaware

TCG Holdings II, L.P. - Delaware

TC Group Investment Holdings, L.P. - Delaware

TCG Holdings, L.L.C. - Delaware

TC Group, L.L.C. - Delaware

TCG Ventures II, L.L.C. - Delaware

TCG Ventures II, L.P. - Delaware

Carlyle Venture Partners II, L.P. - Delaware

CVP II Coinvestment, L.P. - Delaware

	(d)	Title of Class of Securities:

Common Stock, Par Value $0.01 Per Share

	(e)	CUSIP Number:

052660 10 7

ITEM 3.	Not applicable.

SCHEDULE 13G	Page 12 of 23

ITEM 4.	Ownership

Ownership (a-c)

The ownership information presented above represents beneficial ownership of shares of common stock, par value $0.01 per share, of the Issuer (the “Common Stock”) on the date of filing of this Schedule 13G.

Ownership as of December 31, 2007, was as follows:

Reporting Person	Amount beneficially owned:	Percent of class:	Sole power to vote or direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
TCG Holdings, L.L.C.	2,607,335	9.69%	0	2,607,335	0	2,607,335

TC Group, L.L.C.	2,607,335	9.69%	0	2,607,335	0	2,607,335

TCG Ventures II, L.L.C.	2,607,335	9.69%	0	2,607,335	0	2,607,335

TCG Ventures II, L.P.	2,607,335	9.69%	0	2,607,335	0	2,607,335

Carlyle Venture Partners II, L.P.	2,511,608	9.33%	0	2,511,608	0	2,511,608

CVP II Coinvestment, L.P.	95,727	0.36%	0	95,727	0	95,727

Carlyle Venture Partners II, L.P. and CVP II Coinvestment, L.P. are the record owners of 2,511,608 shares of Common Stock and 95,727 shares of Common Stock, respectively. TCG Ventures II, L.P. is the sole general partner of Carlyle Venture Partners II, L.P. and CVP II Coinvestment, L.P. TCG Ventures II, L.L.C. is the sole general partner of TCG Ventures II, L.P. As of December 31, 2007, TC Group, L.L.C. was the sole member of TCG Ventures II, L.L.C. TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C., and, in such capacity, on December 31, 2007, exercised investment discretion and control of the shares beneficially owned by TC Group, L.L.C.

TCG Holdings, L.L.C. is managed by a three-person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. The members of the managing board are William E. Conway, Jr., Daniel A. D’Aniello and David Rubenstein, all of whom disclaim beneficial ownership of these shares.

As part of an internal restructuring, on January 1, 2008, TC Group, L.L.C. withdrew as the sole member of TCG Ventures II, L.L.C. and TC Group Investment Holdings, L.P. was admitted as the sole member of TCG Ventures II, L.L.C. TCG Holdings II, L.P. is the sole general partner of TC Group Investment Holdings, L.P. and DBD Investors V, L.L.C. is the sole general partner of TCG Holdings II, L.P.

Accordingly, as of the date hereof, DBD Investors V, L.L.C. exercises investment discretion and control over the shares held by each of Carlyle Venture Partners II, L.P. and CVP II Coinvestment, L.P. through TCG Holdings II, L.P., which is the sole general partner of TC Group Investment Holdings, L.P., which is the sole managing member of TCG Ventures II, L.L.C. TCG Ventures II, L.L.C. is the sole general partner of TCG Ventures II, L.P., which is the sole general partner of each of Carlyle Venture Partners II, L.P. and CVP II Coinvestment, L.P.

DBD Investors V, L.L.C. is managed by a three-person managing board (which is composed of the same individuals as the managing board of TCG Holdings, L.L.C.) and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. The members of the managing board are William E. Conway, Jr., Daniel A. D’Aniello and David Rubenstein, all of whom disclaim beneficial ownership of these shares.

On the date hereof, the beneficial ownership of the shares is as follows:

Reporting Person	Amount beneficially owned:	Percent of class:	Sole power to vote or direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
DBD Investors V, L.L.C.	2,607,335	9.69%	0	2,607,335	0	2,607,335

TCG Holdings II, L.P.	2,607,335	9.69%	0	2,607,335	0	2,607,335

TC Group Investment Holdings, L.P.	2,607,335	9.69%	0	2,607,335	0	2,607,335

TCG Holdings, L.L.C.	0	0%	0	0	0	0

TC Group, L.L.C.	0	0%	0	0	0	0

TCG Ventures II, L.L.C.	2,607,335	9.69%	0	2,607,335	0	2,607,335

TCG Ventures II, L.P.	2,607,335	9.69%	0	2,607,335	0	2,607,335

Carlyle Venture Partners II, L.P.	2,511,608	9.33%	0	2,511,608	0	2,511,608

CVP II Coinvestment, L.P.	95,727	0.36%	0	95,727	0	95,727

ITEM 5.	Ownership of Five Percent or Less of a Class

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable

ITEM 8.	Identification and Classification of Members of the Group

Not applicable.

ITEM 9.	Notice of Dissolution of Group

Not applicable.

ITEM 10.	Certification

Not applicable

SCHEDULE 13G	Page 13 of 23

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2008

DBD Investors V, L.L.C.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TCG Holdings II, L.P.

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TC Group Investment Holdings, L.P.

By: TCG Holdings II, L.P. as its General Partner

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 1 of 5

SCHEDULE 13G	Page 14 of 23

TCG Holdings, L.L.C.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TC Group, L.L.C.

By: TCG Holdings, L.L.C., as its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TCG Ventures II, L.L.C.

By: TC Group Investment Holdings, L.P., as its sole member

By: TCG Holdings II, LP. as its General Partner

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 2 of 5

SCHEDULE 13G	Page 15 of 23

TCG Ventures II, L.P.

By: TCG Ventures II, L.L.C., as its General Partner

By: TC Group Investment Holdings, L.P., as its sole member

By: TCG Holdings II, LP. as its General Partner

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 3 of 5

SCHEDULE 13G	Page 16 of 23

Carlyle Venture Partners II, L.P.

By: TCG Ventures II, L.P., as its General Partner

By: TCG Ventures II, L.L.C., as its General Partner

By: TC Group Investment Holdings, L.P., as its sole member

By: TCG Holdings II, LP. as its General Partner

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 4 of 5

SCHEDULE 13G	Page 17 of 23

CVP II Coinvestment, L.P.

By: TCG Ventures II, L.P., as its General Partner

By: TCG Ventures II, L.L.C., as its General Partner

By: TC Group Investment Holdings, L.P., as its sole member

By: TCG Holdings II, LP. as its General Partner

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 5 of 5

SCHEDULE 13G	Page 18 of 23

Exhibit A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G with respect to the common stock beneficially owned by each of them, par value $0.01 per share, of AuthenTec, Inc., a Delaware corporation. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G.

[Remainder of this page has been left intentionally blank.]

SCHEDULE 13G	Page 19 of 23

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 14th day of February, 2008.

DBD Investors V, L.L.C.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TCG Holdings II, L.P.

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TC Group Investment Holdings, L.P.

By: TCG Holdings II, L.P. as its General Partner

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 1 of 5

SCHEDULE 13G	Page 20 of 23

TCG Holdings, L.L.C.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TC Group, L.L.C.

By: TCG Holdings, L.L.C., as its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TCG Ventures II, L.L.C.

By: TC Group Investment Holdings, L.P., as its sole member

By: TCG Holdings II, LP. as its General Partner

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 2 of 5

SCHEDULE 13G	Page 21 of 23

TCG Ventures II, L.P.

By: TCG Ventures II, L.L.C., as its General Partner

By: TC Group Investment Holdings, L.P., as its sole member

By: TCG Holdings II, LP. as its General Partner

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 3 of 5

SCHEDULE 13G	Page 22 of 23

Carlyle Venture Partners II, L.P.

By: TCG Ventures II, L.P., as its General Partner

By: TCG Ventures II, L.L.C., as its General Partner

By: TC Group Investment Holdings, L.P., as its sole member

By: TCG Holdings II, LP. as its General Partner

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 4 of 5

SCHEDULE 13G	Page 23 of 23

CVP II Coinvestment, L.P.

By: TCG Ventures II, L.P., as its General Partner

By: TCG Ventures II, L.L.C., as its General Partner

By: TC Group Investment Holdings, L.P., as its sole member

By: TCG Holdings II, LP. as its General Partner

By: DBD Investors V, L.L.C., as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 5 of 5